Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-178017

Stanley Black & Decker, Inc.

$400,000,000 3.400% Notes due 2021

Term Sheet

November 17, 2011

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Guarantor:	The Black & Decker Corporation

Title of Security:	3.400% Notes due 2021

Principal Amount:	$400,000,000

Maturity Date:	December 1, 2021

Coupon:	3.400% semi-annual

Interest Payment Dates:	Each June 1 and December 1

First Interest Payment Date:	June 1, 2012

Trade Date:	November 17, 2011

Settlement Date (T+3):	November 22, 2011

Benchmark:	2.000% due November 15, 2021

Benchmark Price / Yield:	100-11 / 1.962%

Spread:	T + 145 bps

Yield to Maturity:	3.412%

Price to Public:	99.898%

Redemption:

Make-Whole Call:	T + 25 bps prior to September 1, 2021
Par Call:	On or after September 1, 2021

CUSIP / ISIN:	854502 AC5 / US854502AC58

Expected Ratings:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037, or Goldman, Sachs & Co. at 1-866-471-2526.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Stanley Black & Decker, Inc. on November 17, 2011 relating to its Prospectus dated November 16, 2011.